Exhibit 5.1

[StarTek Letterhead]

August 11, 2020

StarTek, Inc.

Carrara Place

4th Floor Suite 485

6200 South Syracuse Way

Greenwood Village, Colorado 80111

Re:     StarTek, Inc. Form S-8 Registration Statement

Ladies and Gentleman:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 11, 2020 (the “Registration Statement”) by StarTek, Inc., a Delaware corporation (the “Company”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 500,000 shares of its common stock, $0.01 par value per share (the “Common Stock”), which may be issued pursuant to the StarTek, Inc. 2008 Equity Incentive Plan, as amended and restated June 14, 2016 (the “Incentive Plan”) and 150,000 shares of Common Stock, which may be issued pursuant to the StarTek, Inc. Employee Stock Purchase Plan, as amended and restated June 14, 2016 (together with the Incentive Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, as Global Chief Legal and Compliance Officer and Secretary of the Company, I have examined originals or copies of all documents, corporate records or other writings that I consider relevant for the purposes of this opinion.

Based on the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the shares of Common Stock, when issued, delivered and paid for as contemplated by the Registration Statement and in accordance with the terms of the applicable Plan, will be validly issued, fully paid and non-assessable.

I express no opinion as to the laws other than the General Corporation Law of the State of Delaware (including the statutory provisions thereof, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws). I express no opinion with respect to the blue sky securities laws of any state, including Delaware.

I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act.

Sincerely,

/s/ Douglas Tackett